Exhibit 99.1

NEWS RELEASE

OncoMethylome Sciences grants Commercial License to
LabCorp for MGMT Methylation Testing

Liege (Belgium) and Burlington, NC (US) – March 27, 2008 – OncoMethylome Sciences (Euronext Brussels: ONCOB, Euronext Amsterdam: ONCOA) and Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that OncoMethylome has granted LabCorp an exclusive license on certain IP technology to perform commercial MGMT methylation laboratory testing services in the United States and Canada subject to limited exceptions. LabCorp’s Esoterix Clinical Trials Services Division was also selected by OncoMethylome as one of its preferred sub-contractors of MGMT methylation testing services for clinical trials. Under the terms of the agreement, OncoMethylome qualifies for an upfront fee, milestone payments, and royalties from LabCorp. Other terms of the agreement were not disclosed.

MGMT methylation has been shown to be a common event in many cancers and predictive of response to some cancer therapies. For example, MGMT methylation status has been shown to be a promising potential predictor of response to alkylating agent-based chemotherapies used to treat patients with malignant brain tumors, and therefore is of interest to oncologists who treat such patients. LabCorp plans to determine MGMT methylation status using Methylation-Specific PCR technology licensed from OncoMethylome Sciences.

Because of the potential for broader applications of this oncology marker, the evaluation of MGMT methylation is being integrated into numerous international clinical trials for patients with brain cancer and other cancers. The trials are conducted by organizations such as the U.S.-based Radiation Therapy Oncology Group (RTOG) and the European Organization for Research and Treatment of Cancer (EORTC).

“This test is aligned with our focus on companion diagnostics and we are excited by the potential of the MGMT methylation test to help oncologists provide better patient care and guide therapy decisions. Laboratory tests for gene methylation are an important and differentiating addition to our menu of oncology services and allow us to offer a more complete package of services to oncologists and their patients,” commented Dr. Myla-Lai-Goldman, Executive Vice President, Medical Director and Chief Scientific Officer for LabCorp.

“Licensing of our MGMT methylation technology to a major clinical laboratory, such as LabCorp, marks a significant milestone for OncoMethylome’s companion diagnostics program and the advancement of personalized medicine”, commented Herman Spolders, Chief Executive Officer of OncoMethylome. “We will continue to work with major pharmaceutical companies, oncology organizations and other stakeholders to identify and validate other methylation-based cancer biomarkers that can aid physicians in optimizing patient treatment and outcome.”

About Methylation and Methylation Biomarkers
Methylation is a natural control mechanism that regulates gene expression. Abnormal methylation of certain genes can silence their expression and those changes may be associated with cancer development and response to cancer therapy. Genes whose methylation is linked to cancer are often called methylation biomarkers. Methylation biomarkers intended for use in companion diagnostics are associated with response to cancer drug therapy. OncoMethylome owns proprietary technology that is highly sensitive and capable of detecting methylation biomarkers, and is also very suitable for testing these markers in a high-throughput manner on clinical samples.

About OncoMethylome Sciences
OncoMethylome Sciences (Euronext Brussels: ONCOB; Euronext Amsterdam: ONCOA) is a molecular diagnostics company developing gene methylation tests to assist physicians in effectively detecting and treating cancer. Specifically, the company’s tests are designed to help the physician (i) accurately detect cancer in early stages of cancer development, (ii) predict a patient’s response to drug therapy, and (iii) predict the likelihood of cancer recurrence.

OncoMethylome boasts a broad product development pipeline consisting of ten products and a solid partnering record. The company collaborates with leading international molecular oncology research centers, such as The Johns Hopkins University, and has a number of commercial and collaborative partnerships with Veridex LLC, a Johnson & Johnson company, Schering-Plough Corp., GlaxoSmithKline Biologicals, Abbott, Millipore Corporation’s BioScience Division, and EXACT Sciences Corp. OncoMethylome’s products are based on methylation technology invented by Johns Hopkins University (USA).

Established in January 2003, OncoMethylome has offices in Liege and Leuven (Belgium), in Durham, NC (USA), and in Amsterdam (the Netherlands).

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.

For more information please contact:

At OncoMethylome:
           Lucija Turcinov
           Tel.  +32-479-801-902
           Lucija.Turcinov@oncomethylome.com
           www.oncomethylome.com

At LabCorp:
           Eric Lindblom
           Tel.  +1-336-436-6739
           media@labcorp.com
           www.labcorp.com